News from Carbiz Inc.

Media Contact: Heidi Smith, Heidi Smith Communications, Inc., (941) 504-2803
Company Contact: Carl Ritter, Chief Executive Officer, Carbiz Inc., (941) 952-9255, ext. 1014

Carbiz Inc. Appoints Stanton Heintz as Chief Financial Officer

SARASOTA, FL (Sept. 15, 2006) – Carl Ritter, chief executive officer of Carbiz Inc. (CBZFF.OB), announced the appointment of Stanton Heintz to the position of chief financial officer of the corporation. Heintz has held the position of chief operating officer since 2003 and previously was vice president since joining the company in 2000. Heintz was voted in as a director and joined the board on July 20, 2006 at the company’s annual general meeting.

“With our company’s stock now trading in the United States and all of our operations now located in Florida, this appointment completes our transition from Canada to the Unites States,” Ritter said. “I would like to thank Mr. Aldo Sistilli, our former chief financial officer, for his tireless efforts and dedication over the past 10 years and wish him all the best in the future.”

About Carbiz
Based in Sarasota, Florida, Carbiz is a leading provider of software, training and consulting solutions to the U.S. automotive industry. Carbiz's suite of business solutions includes dealer software products focused on the "buy-here pay-here", sub-prime finance and automotive accounting markets. Carbiz also operates a chain of "buy-here pay-here" dealerships in Florida which are wholly owned and joint venture companies. For more information about Carbiz and its services, visit Carbiz’s web site: www.carbiz.com.

Forward-Looking Statements
All statements, other than statements of historical fact, in this news release are forward-looking statements that involve various risks and uncertainties, including, without limitation, statements regarding the future plans and objectives of Carbiz. There can be no assurance that such statements will prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. These and all subsequent written and oral forward-looking statements are based on the estimates and opinions of management on the dates they are made and are expressly qualified in their entirety by this notice. Carbiz assumes no obligation to update forward-looking statements should circumstances or management's estimates or opinions change.

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